Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into this 15th day of September, 2008, by and between JohnsonDiversey, Inc., a Delaware corporation (“JDI”) and Joseph Smorada (“Employee”).

JDI wishes to continue to employ the Employee subject to the terms and conditions set forth below.

In consideration of the mutual promises and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Employment

1.1 Position and Responsibilities. During the Term (as defined in Section 1.2 hereof) and subject to the terms and conditions of this Agreement, JDI agrees to employ Employee, and Employee agrees to serve as Executive Vice President and Chief Financial Officer of JDI. In such capacity Employee will report to the President and Chief Executive Officer (“President and CEO”) of JDI, and be responsible for the typical management responsibilities expected of an individual holding such a position and such other duties and responsibilities consistent with such position as may be assigned to the Employee from time to time by the President and CEO.

1.2 Term. JDI agrees to continue to employ the Employee, and the Employee hereby agrees to work in the employ of JDI, subject to the terms and conditions of this Agreement, for the two year period commencing on the date hereof (the “Effective Date”) and ending on September 14, 2010 (the “Initial Term”), unless earlier terminated pursuant to Article III. The Initial Term shall be extended automatically by annual one-year periods commencing on the second anniversary date of the Initial Term (each a “Renewal Term”) unless either JDI or the Employee gives written notice at least sixty (60) days prior to the end of the Initial Term or any Renewal Term of intent not to extend the Agreement. All terms and conditions of this Agreement shall remain in effect during one or more Renewal Terms. The Initial Term together with any Renewal Term(s) shall be referred to herein as the “Term.”

1.3 Place of Employment. Employee’s principal place of employment shall be Sturtevant, Wisconsin.

1.4 Duties. During the Term, the Employee shall devote all of Employee’s business time, attention and skill to the business and affairs of JDI and its subsidiaries, except, so long as such activities do not unreasonably interfere with the business of JDI or diminish the Employee’s obligations under the Agreement, that Employee may (i) participate in the affairs of any governmental, educational or other charitable institution, or engage in professional speaking and writing activities, or (ii) serve as a member of the board of directors of other corporations, and in either case, the Employee shall be entitled to retain all fees, royalties and other compensation derived from such activities in addition to the compensation and other benefits payable to Employee under this Agreement; and provided further, that the Employee may invest personal or family funds in any form or manner Employee may choose that will not require any material services on Employee’s part in the operation of or the affairs of the entities in which such investments are made. The Employee will perform faithfully the duties consistent with Employee’s position and which may be assigned to Employee from time to time by the President and CEO.

1.5 Fiduciary Duty. Employee acknowledges that during the Term, Employee has a fiduciary duty of loyalty, fidelity and allegiance to JDI and Employee will not engage in any activity that will create a conflict of interest or breach of JDI’s Code of Ethics and Business Conduct as in effect from time to time.

ARTICLE II

Compensation and Benefits

2.1 Base Salary. Employee shall receive a base salary (“Base Salary”) at the annualized rate of $500,000.00 to be paid in accordance with the regular payroll practices of JDI. Base Salary is reviewed on an annual basis in April of each year. The Base Salary amount, as in effect from time to time, may not be decreased.

2.2 Annual Incentive Bonus. Employee shall be eligible to participate in JDI’s annual incentive bonus program, as in effect from time to time during the Term. Employee’s bonus target is 65% of Base Salary on the last day of JDI’s fiscal year. The bonus may range from 0% to 200% of bonus target based upon JDI and personal performance of Employee versus objectives. The bonus shall be payable as provided in the bonus program and payment may be taken in cash or deferred with interest pursuant to JDI’s Deferred Compensation Plan.

2.3 Long Term Incentive Plan. In addition to any such prior participation, Employee shall be eligible to participate in JDI’s Long Term Incentive Plan (“LTIP”), as in effect from time to time during the Term. For the 2008-2010 LTIP cycle, Employee’s target grant value is $1,000,000.00 with a maximum potential payout of $2,000,000.00. If Employee is in active employment with JDI on March 31, 2009, Employee will be eligible for a 2009 LTIP grant. The payout for the 2009 grant (payable in March/April 2012) will be the higher of the actual earn-out under the LTIP or $350,000.00. In addition, if Employee is in active employment with JDI on March 31, 2010, Employee will be eligible for a 2010 LTIP grant. The payout for the 2010 grant (payable in March/April 2013) will be the higher of the actual earn-out under the LTIP or $350,000.00.

Employee has also been granted shares of restricted stock scheduled to vest as follows: 1,250 October 31, 2008; 1,250 October 31, 2009; and 2,334 October 31, 2009. These shares were awarded under the Second Amended and Restated Long-Term Equity Incentive Plan and will follow the rules set forth therein. In addition to the value of Restricted Stock upon vesting, a supplemental cash payment will be made to the employee to bring the total value of Restricted Stock plus this supplemental payment to be the equivalent of $139.25 per share.

2.4 Flexible Spending Account. During the Term, Employee shall be eligible for an annual Flexible Spending Account of $15,000.00 to be utilized for financial planning, tax advice/preparation, estate planning, legal fees associated with estate and/or property matters, automobile lease, automobile payments (monthly payments only), annual country club dues and health club memberships.

2.5 Employee Benefit Plans/Fringe Benefits/Vacation. During the Term, and except as otherwise provided herein, Employee shall be eligible to participate in all employee benefit and other plans, practices, policies and programs and fringe benefits on a basis no less favorable than that generally provided to other Level I executives of JDI other than the President and CEO. In each calendar year during the Term, Employee shall be entitled to four (4) weeks of vacation which shall accrue in accordance with JDI’s applicable vacation policy. It is expressly agreed and understood that Employee shall not be eligible to participate in any severance plan, program or policy maintained by JDI.

In addition, if during the Term, JDI adopts a change-in-control plan or such agreements for Level I executives of JDI other than the President and CEO, Employee shall be included generally on the same terms and conditions as the other Level I executives of JDI other than the President and CEO.

2.6 Expenses. Employee shall be entitled to prompt reimbursement of all reasonable business expenses incurred in the performance of Employee’s duties pursuant to this Agreement, to the extent such expenses are reimbursable in accordance with JDI’s applicable expense reimbursement policy.

2.7 Relocation. If applicable, Employee shall be reimbursed for travel, moving, relocation, temporary living and buy/sale expenses in accordance with JDI’s applicable relocation policy.

ARTICLE III

Termination

3.1 Voluntary Resignation or Termination Without Cause. JDI may terminate Employee’s employment at any time without “Cause” (as defined in Section 3.2 hereof) upon thirty (30) days’ prior written notice to Employee. During such thirty (30) day notice period, JDI may require that Employee cease performing some or all of Employee’s duties and/or not be present at JDI’s offices and/or other facilities. Employee may voluntarily resign other than for “Good Reason” (as defined in Section 3.3(c) hereof) at any time upon sixty (60) days’ prior written notice to JDI; provided, however, JDI may, in its sole discretion, (a) advance the date of termination to any date following JDI’s receipt of such written notice and/or (b) during such sixty (60) day notice period, JDI may require that Employee cease performing some or all of Employee’s duties and/or not be present at JDI’s offices and/or facilities.

3.2 Termination for Cause. JDI may terminate Employee’s employment at any time without notice if such termination is for “Cause” (as defined herein). “Cause” means termination for any of the following reasons:

(a) Material breach of this Agreement, including a material failure to perform within the provisions of “This We Believe,” after having received prior written notice of such material breach and Employee has not corrected such material breach (if capable of correction) to the reasonable satisfaction of the President and CEO within the thirty (30) day period following receipt by Employee of such written notice.

(b) Willful misconduct, or willful violation of the law in the performance of duties under this Agreement.

(c) Willful failure or refusal to follow reasonable, explicit, and lawful instructions or directions from the President and CEO concerning the operation of JDI’s business.

(d) Conviction of a felony.

(e) Theft or misappropriation of funds or property of JDI, or commission of any material act of dishonesty involving JDI, its employees, or business.

(f) Appropriating any corporate opportunity of JDI, unless the transaction was approved in writing by the President and CEO following full disclosure of all pertinent details of the transaction.

(g) Breach of fiduciary duty owed to JDI as an executive of JDI.

(h) Material breach of any duty or obligation under the attached Confidentiality Agreement, Non-Competition Agreement, and/or Trade Secret, Invention, and Copyright Agreement, after having received prior written notice of such material breach and Employee has not corrected such material breach (if capable of correction) to the reasonable satisfaction of the President and CEO within the thirty (30) day period following receipt by Employee of such written notice.

For purposes of this Section 3.2, no act or failure to act on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interest of JDI.

3.3 Resignation for Good Reason, Retirement, Death, Disability or Termination without Cause.

(a) Employee’s employment shall terminate automatically and immediately upon Employee’s retirement or death.

(b) Upon the President and CEO’s written determination that Employee is unable, due to a disability, to continue carrying out the duties and responsibilities of Employee’s position, Employee’s officer status will be terminated, and Employee’s employment will continue pursuant to JDI’s applicable policies and benefits related to disabled employees. For purposes of this Agreement, “disability” means the inability of the Employee, due to a physical or mental impairment, for 120 consecutive days to perform the essential duties and functions contemplated by this Agreement with or without reasonable accommodation. A determination of disability shall be made by an independent physician selected by the President and CEO who is deemed satisfactory to the Employee, and Employee shall cooperate with the efforts to make such determination. Notice of determination of disability shall be provided by the President and

CEO in writing to Employee stating the facts and reasons for such determination. Any such determination shall be conclusive and binding on the parties. Nothing in this Section, however, shall be deemed to alter JDI’s duty to reasonably accommodate, if possible, any disability of Employee. Any determination of disability under this Section in not intended to affect any benefits which Employee may be entitled under any long term disability insurance policy provided by JDI or Employee with respect to Employee, which benefits shall be governed solely by the terms if any such insurance policy.

(c) Employee may resign at any time for “Good Reason” (as defined herein) without the need for sixty (60) days’ written notice to JDI. “Good Reason” shall be defined as any of the following events that have not been cured within the thirty (30) day period following the President and CEO’s receipt of written notice of such event by Employee: (1) a material diminution in the requirements of Employee’s employment, or (2) any requirement that Employee office more than fifty (50) miles from Employee’s current principal place of employment, or (3) any material breach of the Agreement by JDI. Good Reason shall cease to exist for an event on the 90th day following the later of the occurrence of the event or Employee’s actual knowledge thereof, unless Employee has given notice of such event on or before such 90th day; provided further that any such event shall constitute Good Reason only if JDI fails to cure such event within thirty (30) days after receipt from Employee of written notice of the event which constitutes Good Reason and Employee actually terminates employment for such uncured Good Reason event within sixty (60) days following the expiration of such thirty (30) day cure period.

3.4 Payments upon Termination.

(a) If Employee should resign other than for Good Reason or if JDI should terminate Employee for Cause, Employee shall not be entitled to any compensation or remuneration other than such Base Salary and benefits through the effective date of termination and amounts and benefits as Employee is eligible to receive under JDI’s then prevailing policies and benefit plans and as prescribed by law, Employee’s accrued but unused vacation and incurred but unreimbursed business expenses.

(b) If Employee’s employment is terminated as a result of death, or disability, Employee or Employee’s estate, as applicable shall, in addition to any other compensation and benefits provided by JDI policies and benefit plans then in effect, receive a bonus prorated at target level for the fiscal year in which the termination occurs, Employee’s accrued but unused vacation, incurred but unreimbursed business expenses, LTIP based upon actual LTIP cycle results occurring prorated to the date of death or the date placed on long term disability, as applicable, and Employee’s accrued but unpaid performance bonus for the fiscal year prior to the fiscal year during which such death or disability occurs. For all purposes of this Agreement, any bonus proration shall be determined on the basis of the number of days the Employee is employed in the fiscal year during which termination of employment occurs. In addition, if Employee’s employment is terminated as a result of death prior to Employee’s attaining five (5) years of service with JDI, Employee shall be credited with the additional years of vesting service required to vest Employee under the terms of JDI’s Retirement Plan For Employees and the Cash Balance Supplemental Plan.

(c) If Employee’s employment is terminated as a result of termination without Cause or if Employee resigns for Good Reason, and so long as Employee does not materially breach any provisions of the Confidentiality Agreement, Non-Competition Agreement, Trade Secret, Invention, and Copyright Agreement and Code of Ethics and Business Conduct, respectively, in exchange for providing JDI with a legally enforceable Waiver and Release Agreement in a form reasonably satisfactory to JDI, Employee (or, in the event of his death, his estate) will receive (1) continuation of Employee’s Base Salary for two (2) years; (2) a bonus prorated at target level for the period employed during the year in which the termination occurs; (3) a bonus at the target level for the two (2) year Base Salary continuation period; (4) two (2) years of JDI sponsored medical/dental/vision care benefits for Employee and his eligible dependents (who are eligible dependents on Employee’s date of termination) at active employee contribution rates; (5) a senior executive level outplacement program by an outplacement firm selected by Employee and paid for by JDI up to $30,000, provided that such payment shall be completed not later than the 15th day of the third month following the end of the fiscal year during which the date of termination of employment occurs; (6) LTIP based upon actual LTIP cycle results occurring prorated to the date of termination of employment; (7) if permitted under the terms of JDI’s life insurance benefits plan, continued coverage for two (2) years of JDI sponsored life insurance for executives; (8) if Employee’s employment is terminated prior to Employee’s attaining five (5) years of service with JDI, Employee shall be credited with the additional years of vesting service required to vest Employee under the terms of JDI’s Retirement Plan For Employees and the Cash Balance Supplemental Plan; and (9) one (1) year of the JDI provided Flexible Spending Account executive perquisite. Payment of Base Salary and target bonus will be paid in equal installments over the two (2) year salary continuation period. In addition to the foregoing, if Employee is terminated without Cause or Employee resigns for Good Reason prior to Employee’s five (5) year anniversary with JDI, any unvested stock and/or stock options will vest on Employee’s termination date. Moreover, Employee shall be paid Employee’s accrued but unused vacation, incurred but unreimbursed business expenses, and Employee’s accrued but unpaid performance bonus for the fiscal year prior to the fiscal year during which such termination without Cause or resignation for Good Reason occurs.

(d) In addition, if Employee resigns for Good Reason or is terminated without Cause, prior to Employee’s five (5) year anniversary with JDI, JDI will relocate Employee back to the State from which Employee was originally relocated by JDI according to the terms of JDI’s relocation policy, such terms to be no less favorable than those in effect on the date of Employee’s offer of employment.

(e) If, on such date that Employee resigns for Good Reason or is terminated without Cause, Employee is covered by a JDI change-in-control plan or agreement, Employee shall receive the greater of, but not both, the payments and benefits provided under (i) the JDI change-in-control plan or agreement or (ii) Sections 3.4(c) and (d) of this Agreement.

(f) If this Agreement is not renewed by JDI beyond the Initial Term or any Renewal Term, then upon such expiration of the Agreement Employee shall be deemed to have been terminated by JDI other than for Cause.

(g) Employee shall not be required to mitigate the amount of any payment provided for in this Article III by seeking other employment or otherwise.

ARTICLE IV

Miscellaneous

4.1 Entire Agreement. This Agreement and the attached Confidentiality Agreement, Non-Competition Agreement, and Trade Secret, Invention, and Copyright Agreement incorporated herein under Section 4.9 hereof, sets forth the entire agreement between the parties relating to the subject matter hereof and supersede all prior agreements between the parties relating to the subject matter hereof.

4.2 Waiver of Breach. The waiver by a party of the breach of any provision of this Agreement shall not be deemed a waiver by said party of any other or subsequent breach.

4.3 Assignment. This Agreement shall not be assignable by JDI without the written consent of Employee; provided, however, that if JDI shall merge or consolidate with or into, transfer substantially all of its assets, including goodwill, to another corporation or other form of business organization, this Agreement shall be binding upon and shall inure to the benefit of the successor corporation in such merger, consolidation or transfer. Employee may not assign, pledge or encumber any interest in this Agreement or any part thereof without the written consent of the President and CEO of JDI.

4.4 Disputes. Any dispute or controversy arising from or relating to this Agreement, other than equitable enforcement of the documents incorporated herein under Section 4.9, shall be submitted to and decided by binding arbitration in the State of Wisconsin, USA. At the request of either JDI or Employee, arbitration proceedings will be conducted in the utmost secrecy; in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator in secrecy, available for inspection only by JDI or by the Employee and by their respective attorneys and experts who shall agree, in advance and in writing, to receive all such information in confidence and to maintain such information in secrecy until such information shall be generally known or until such time as said information is to be filed in court to confirm or object to the arbitration award at which time the parties hereto will cooperate to maintain such secrecy if possible consistent with the result of the court. The parties shall share all expenses of arbitration equally unless the arbitrator shall direct otherwise as part of the award. The arbitration will be conducted by a single arbitrator who is licensed to practice law in a State in the United States under the American Arbitration Association’s National Rules For The Resolution Of Employment Disputes. The arbitrator shall have the discretionary authority to award reasonable attorney’s and arbitration fees, costs and expenses to the prevailing party.

4.5 Limitations on Claims. Any claim or controversy otherwise arbitrable hereunder shall be deemed waived, and no such claim or controversy shall be made or raised, unless a request for arbitration thereof has been given as provided below to the other party in writing not later than six (6) months after the date on which the facts giving rise to the claim or controversy first arose.

4.6 Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy or facsimile, by overnight courier, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

If to Employee:	Joseph Smorada
4705 Bluffside Drive
Racine, WI 53402

If to JDI:	Senior Vice President, Global
Human Resources
JohnsonDiversey, Inc.
8310 16th Street
P.O. Box 902
Sturtevant, WI 53177-0902

or to such other address as such party shall have designated by written notice so given to each other party.

4.7 Amendment. This Agreement may be modified only in writing, signed by both of the parties. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto.

4.8 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provisions, shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

4.9 Incorporation of Terms. The introductory language and recitals set forth above, and the attached Confidentiality Agreement, Non-Competition Agreement, and Trade Secret, Invention, and Copyright Agreement are incorporated by reference independent of this Agreement.

4.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, USA (regardless of such State’s conflicts of law principles).

4.11 Indemnification. During the Term and thereafter, Employee will be covered under JDI’s indemnification bylaw provisions and JDI maintained directors and officers liability insurance coverage as in effect (in each case) from time to time.

4.12 Section 409A. Notwithstanding anything to the contrary in this Agreement, no payments contemplated by this Agreement will be paid during the six-month period following the Employee’s termination of employment unless JDI determines, in its good faith judgment, that paying such amounts at the time or times indicated in this Section would not cause the Employee to incur an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Agreement’s effective date) (in which case such amounts shall be paid at the time or times indicated in this Section 4.12). If the payment of any amounts are delayed as a result of the previous sentence, on the first day following the end of the six-month period, JDI will pay Employee a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Employee under this Agreement during such six month period. Thereafter, payments will resume in accordance with this Agreement.

Additionally, in the event that following the Agreement’s effective date JDI reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, JDI and the Employee shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

JOHNSONDIVERSEY, INC.

By	/s/ Edward F. Lonergan
Edward F. Lonergan
President and Chief Executive Officer

EMPLOYEE

/s/ Joseph Smorada
Joseph Smorada

/s/ Scott D. Russell
Witness